UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
May 28, 2005

MATTHEWS INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania	0-9115	25-0644320
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

Two NorthShore Center, Pittsburgh, PA     15212-5851
(Address of principal executive offices)    (Zip Code)

Registrant's telephone number, including area code: (412) 442-8200

Item 1.01 Entry into a Material Definitive Agreement

On May 28, 2005, Matthews International Corporation (“Matthews”) signed a definitive agreement to purchase substantially all of the assets and assume certain of the liabilities of Milso Industries (“Milso”). Milso is one of the leading manufacturers and marketers of caskets in the United States. Parties to the agreement are Matthews (including its wholly-owned subsidiaries The York Group, Inc. (“York”) and Midnight Acquisition Corporation) and the Milso-related legal entities Milso Industries, LLC, Milso Industries, Inc. and SBC Holding Corporation (including the shareholders of those entities). Milso is headquartered in Brooklyn, New York, has manufacturing operations in Richmond, Indiana and maintains distribution centers throughout the Northeast, Mid-Atlantic, Midwest and Southwest regions of the United States. The acquisition is designed to expand Matthews' products and services in the casket market.

The transaction was structured as an asset purchase, at an initial purchase price of $95 million. The deal was also structured to include potential additional asset purchase consideration of $7.5 million contingent on the fiscal 2006 performance of the acquired operations. As part of the purchase, certain key management of Milso will enter into five year employment agreements. Such employment agreements will provide base compensation, plus bonuses based on the future performance of the combined business. Also, Matthews or one its affiliates will enter into leases to occupy most of the facilities currently occupied by Milso with respect to its operations.

The transaction is contingent upon regulatory approval under the Hart-Scott-Rodino Act (“HSR”). Closing of the transaction is expected as soon as practicable after HSR approval is obtained.

Milso reported revenues of approximately $85 million in 2004 and has in excess of 400 employees nationwide. The Company intends to continue to actively use the brand names of both York and Milso.

A copy of the press release announcing the acquisition is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

99.1	Press Release, dated May 31, 2005, issued by Matthews International Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATTHEWS INTERNATIONAL CORPORATION
(Registrant)

By Steven F. Nicola

Steven F. Nicola
Chief Financial Officer,
Secretary and Treasurer

Date: June 1, 2005